UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2020

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave.,

Suite 210

Las Vegas, Nevada 89135

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RETC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01. Regulation FD Disclosure

Need for a Further Extension to File Form 10-K for the period ended December 31, 2019

On March 25, 2020, the U.S. Securities and Exchange Commission (the “Commission”) issued Release No 34-88465 (the “Order”) under Section 36 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) which superseded an order under Section 36 (Release No. 34-88318) of the Exchange Act, granting public companies a 45-day extension to file certain disclosure reports that would otherwise have been due from March 1, 2020 through July 1, 2020. Among other conditions, companies must continue to convey through a current report a summary of why the relief is needed in their particular circumstances for each periodic report that is delayed. Companies that receive an extension on filing Exchange Act annual reports or quarterly reports pursuant to the Order will be considered to have a due date 45 days after the filing deadline for the report. As such, those companies will be permitted to rely on Rule 12b-25 if they are unable to file the required reports on or before the extended due date. We believe that the Order also requires us to keep the public informed of any additional circumstances that may further delay our timely filing(s). The purpose of this Current Report on Form 8-K is to comply with these conditions under the Order

The Company has already filed a Form 8-K on March 16, 2020 for a 45 day extension of the deadline to file Form 10-K for the period ended on December 31, 2019 in reliance on the March 25, 2020 revised order from the United States Securities and Exchange Commission (“SEC”). This would have provided for a timely filing on or before May 14, 2020. On May 14, 2020 we filed Form 12b-25 NT-10-K/A for the normal 15 day extension period to further extend our filing deadline to May 29, 2020.

These actions were necessary due to circumstances caused by the outbreak of Covid-19, which has been determined to be a global pandemic and has resulted in business shut-downs, restrictions on travel, quarantines and governmental stay at home orders throughout the world. This has affected our ability to raise capital to pay required professional service providers, the timing and availability of certain professional service providers whom are now working from home, and our ability to perform on site inventory inspections on temporarily shut down businesses among other reasons.

In addition to these challenges which many public companies are facing, our Company is facing additional extraordinary issues. Our CEO was in China in the first part of January 2020 to inspect new equipment for our software and was thus caught in the early lockdowns in China. When he returned to Hong Kong, he was placed on an enforced quarantine for an extended length of time. Similarly, our CFO had been quarantined in Tokyo, Japan. Neither officer could travel to the United States due to U.S. governmental restrictions, where they were needed to supervise the Company’s interactions with our U.S. professional service providers.

To further complicate matters, the Company’s accounting firms in both Tokyo, Japan and Hong Kong were unable to or unwilling to complete the Company’s financials for the period ended December 31, 2019, due mainly to personnel shortages created in those jurisdictions due to Covid-19. Our CFO was able to complete the financials for our Japanese subsidiary, 12 Japan, LTD which then needed to be verified by our U.S. accounting team before these financials could be incorporated into our consolidated financials. Due to the delays in accomplishing these tasks, these financials were presented to the U.S. team far later than anticipated.

In Hong Kong we did not have the necessary staff to perform what our CFO accomplished in Japan and our US team had to reconstruct our Hong Kong financials using bank statements and other source materials. This time-consuming task further delayed the completion of our consolidated financials.

Our financials for the year are made more complicated by the fact that the Company made four significant acquisitions during 2019 of which the last two occurred in the 4th quarter. This meant that our audit firm had less time to complete some testing on these acquisitions before year end. We were further delayed in the completion of the purchase accounting valuations as the firm that we hired to perform this work in 2019 declined the work once Covid-19 infections became evident and they had to be replaced.

On Monday May 26th, 2020 (Memorial Day) our accounting firm informed us that they had some doubt that they would be able to complete their full audit procedure by Friday, May 29. 2020 but that they would try their best. We contacted the SEC office of Chief Legal Counsel to inquire about obtaining an additional filing extension based on these extraordinary circumstances that would not exist without the Covid-19 pandemic and due to circumstances well beyond our control as a smaller reporting company which has operations in jurisdictions particularly hard hit by Covid-19. At the time of the filing of this Form 8-K we have not yet heard back from the SEC office of Chief Legal Counsel as to whether or not they will grant our request for 20 extra days to timely file our complete form 10-K for the period ended December 31, 2020. We believe that our circumstances warrant this relief but have no guarantees that this will be granted. Whether or not our request is granted we believe that we will be able to file within a 20 day window by June 18, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 29, 2020	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer

- 3 -